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                                                                     NUVEEN LOGO


                IMPORTANT VOTING INFORMATION FOR SHAREHOLDERS OF


                NUVEEN FLAGSHIP ALABAMA MUNICIPAL BOND FUND AND


               NUVEEN FLAGSHIP SOUTH CAROLINA MUNICIPAL BOND FUND



The following is a brief overview of the proposals to be voted upon at the August 13, 1998 shareholder meeting. It should be read in conjunction with your fund's proxy statement, which was mailed to you earlier. If you would like another copy of the proxy statement, please call us at the number listed below.



                          YOUR VOTE IS VERY IMPORTANT.


If you have not already done so, please fill out and return the enclosed proxy card in a timely fashion. Thank you for your support of the Nuveen family of mutual funds.


Q. WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON AT THE UPCOMING JOINT SPECIAL SHAREHOLDER MEETING ON AUGUST 13?

A. The Board of Trustees for the Nuveen Flagship Alabama Municipal Bond Fund (the "Alabama Fund") and the Nuveen Flagship South Carolina Municipal Bond Fund (the "South Carolina Fund") has called a Joint Special Shareholder Meeting for August 13, 1998 at which you will be asked to vote on a reorganization (the "Reorganization") of your particular fund into the Nuveen Flagship All-American Municipal Bond Fund (the "All-American Fund").

Q. ARE THERE ANY DIFFERENCES BETWEEN THE FUNDS?

A. The All-American Fund is substantially the same as the Alabama Fund and the South Carolina Fund in its philosophy, investment objectives and policies and day-to-day portfolio management except that the All-American Fund invests in municipal bonds issued nationwide and so does not invest substantially all of its assets in municipal bonds exempt from both regular federal as well as Alabama or South Carolina state income tax, respectively. In evaluating the Reorganization, Alabama Fund and South Carolina Fund shareholders should consider the impact of losing the exemption from Alabama or South Carolina state income tax, respectively.

Q. WHAT ADVANTAGES WILL THIS PRODUCE FOR FUND SHAREHOLDERS?

A. We expect the proposed Reorganization to (i) lower gross operating expenses as a percentage of net assets due to the All-American Fund's larger net assets and greater economies of scale; (ii) improve portfolio diversification; and (iii) lower portfolio transaction costs. The Board believes that these potential benefits, together with the potentially higher distributions from the All-American Fund should offset the loss of the exemption of the Alabama Fund's and the South Carolina Fund's dividends from state income tax.

Q. HAS THE FUND'S BOARD OF TRUSTEES APPROVED THE PROPOSAL?

A. The Board of Trustees for both funds has unanimously agreed that this Reorganization is in your best interests and recommends that you vote in favor of it.

Q. WHAT IS THE TIMETABLE FOR THE REORGANIZATION?

A. Effective May 8, 1998, the Alabama Fund and the South Carolina Fund were closed to new investors; existing investors, however, may continue to make additional purchases and reinvest dividends. If approved by shareholders on August 13, 1998, the Reorganization is expected to take effect on August 21, 1998.

Q. WILL I RECEIVE NEW SHARES IN EXCHANGE FOR MY CURRENT SHARES?

A. Yes. Upon approval and completion of the Reorganization, shareholders of the Alabama Fund and South Carolina Fund will exchange their shares for shares of the All-American Fund based upon a specified exchange ratio determined by the ratio of the respective net asset values of the funds. You will receive All-American Fund shares whose aggregate value at the time of issuance will equal the aggregate value of your Alabama Fund shares or South Carolina Fund shares on that date.
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Q. IF I OWN SHARES IN CERTIFICATE FORM, WILL I NEED TO EXCHANGE THEM FOR
   CERTIFICATES OF MY NEW FUND?

A. Certificates for All-American Fund shares will not be issued automatically as part of the Reorganization, although we will send you certificates upon request. If you currently own Alabama Fund or South Carolina Fund shares in certificate form, you will need to return these certificates to Nuveen in order to receive new certificates for your All-American Fund shares.

   If you prefer, however, you may exchange your certificates for book entry shares. These shares are held in a convenient computerized system that enables shareholders to receive a complete and accurate record of their holdings without having to worry about the safekeeping of certificates or the expense involved with replacing a lost or stolen certificate. Just complete the appropriate section of the Letter of Transmittal requesting book entry shares. Regardless of the way you choose to hold your shares, certificates should be returned to the fund's transfer agent by certified mail as soon as possible.

Q. WILL I HAVE TO PAY ANY FEES OR EXPENSES IN CONNECTION WITH THE
   REORGANIZATION?

A. No. All of the funds' expenses associated with each Reorganization will be borne by the Alabama Fund and the South Carolina Fund, respectively. However, since Nuveen currently reimburses any additional operating expenses for these funds, Nuveen will effectively bear the full cost of each Reorganization.

Q. HOW DO MANAGEMENT FEES AND OTHER FUND OPERATING EXPENSES COMPARE BETWEEN THE TWO FUNDS?

A. Upon approval and completion of the proposed Reorganization, Alabama Fund and South Carolina Fund shareholders will pay lower management fees as a percentage of net assets and will also benefit from lower gross fund operating expenses (before expense waivers/reimbursements) as a percentage of net assets, reflecting the larger net assets and greater economies of scale of the All-American Fund. Currently, net fund operating expenses (after expense waivers/ reimbursements) of the Alabama Fund and the South Carolina Fund are lower than those of the All-American Fund as a percentage of net assets, but only because of voluntary expense waivers/reimbursements by Nuveen. There can be no assurance over time that Nuveen will continue these waivers/reimbursements for the Alabama Fund or the South Carolina Fund if the Reorganization is not approved.

Q. WILL THIS REORGANIZATION CREATE A TAXABLE EVENT FOR ME?

A. Each Reorganization is intended to be done on a tax-free basis for federal income tax purposes. Therefore, you will recognize no gain or loss for federal income tax purposes as a result of the Reorganization. In addition, the tax basis and holding period of the All-American Fund shares you receive will be the same as the tax basis and holding period of your Alabama Fund/South Carolina Fund shares.

Q. CAN I EXCHANGE OR REDEEM MY ALABAMA FUND OR SOUTH CAROLINA FUND SHARES BEFORE THE REORGANIZATION TAKES PLACE?

A. Upon approval of the Reorganization, you may exchange your Alabama Fund shares or South Carolina Fund shares for shares of any other Nuveen Mutual Fund, or redeem your shares, at any time. If you choose to do so, your request will be treated as a normal exchange or redemption of shares (subject to any applicable deferred sales charge) and will be a taxable transaction for federal income tax purposes.

Q. HOW DO I VOTE MY SHARES?

A. You can vote your shares by completing and signing the enclosed proxy card(s), and mailing them in the enclosed postage-paid envelope. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call your financial adviser or Nuveen at (800) 414-7447 weekdays from 7:00 a.m. to 7:00 p.m. Central time.

Q. WILL NUVEEN CONTACT ME?

A. You may receive a call to verify that you received your proxy materials and to answer any questions you may have about the Reorganization.